Exhibit 99.5

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) of Capitol Acquisition Holding Company Ltd. (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person about to become a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

/s/ Philip A. Canfield
Philip A. Canfield

Date: 4/25/2017